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                                                                   EXHIBIT 3.1



                           ARTICLES SUPPLEMENTARY

                                     OF

                        CAPSTONE CAPITAL CORPORATION


                 Capstone Capital Corporation, a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                 FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with Article V of the charter of the Corporation, including these Articles Supplementary (the "Charter"), the Board of Directors, by unanimous written consent dated September ____, 1997, adopted resolutions classifying 3,000,000 shares (the "Shares"), of Preferred Stock (as defined in the Charter) as a separate class of stock, ____% Series A Cumulative Preferred Stock, $.001 par value per share ("Series A Preferred Stock") with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distribution qualifications, and terms and conditions of redemption set forth below.

                 SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of the Series A Preferred Stock are as follows:


A.       Certain Definitions.

         Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provision of the Charter in respect of the Series A Preferred Stock, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

         Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         Common Stock. The term "Common Stock" shall mean the common stock, $.001 par value per share, of the Corporation.

         Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

         Dividend Period. The term "Dividend Period" shall mean the period from, and including, the Initial issue Date to, but not including, the first Dividend Payment Date and thereafter, each quarterly





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period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.

         Excess Shares. The term "Excess Shares" shall have the meaning set forth in Article ____ of the Charter.

         Initial Issue Date. The term "Initial Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

         IRS. The term "IRS" shall mean the United States Internal Revenue Service.

         Liquidation Preference. The term "Liquidation Preference" shall mean $25.00 per share.

         Ownership Limit. The term "Ownership Limit" shall mean no more than 9.8% of the outstanding shares of Preferred Equity Stock.

         Person. The term "Person" shall mean an individual, corporation, partnership estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock Corporation or other entity and also includes a group as that term is used for purposes of section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participates in a public offering of the Series A Preferred Stock or any interest therein, provided that such ownership by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

         Record Date. The term "Record Date" shall mean the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Corporation for the payment of the dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date.

         Redemption Date. The term "Redemption Date" shall have the meaning set forth in subparagraph (2) of paragraph (D) below.

         Redemption Price. The term "Redemption Price" shall mean a price per share equal to $25.00 together with accrued and unpaid dividends, if any, thereon to the Redemption Date.

         REIT.  The term "REIT" shall mean a real estate investment trust under
Section 856 of the Code.

         Series A Preferred Stock. The term "Series A Preferred Stock" shall mean the _____% Series A Cumulative Preferred Stock, $.001 par value per share, of the Corporation.

B. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock of the Corporation, and to all equity securities ranking junior to such Series A Preferred Stock; (b) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock; and (c) junior to





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all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series A Preferred
Stock. The term "equity securities" shall not include convertible debt securities.

C.       Dividends.

         1. The record holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive cumulative preferential cash dividends, when and as authorized by the Board of Directors of the Corporation, out of funds legally available for payment of dividends, at the rate of ______% per annum of the Liquidation Preference (equivalent to a fixed annual amount of $_____ per share).

         2. Dividends on shares of Series A Preferred Stock shall accrue and be cumulative from the Initial Issue Date. Dividends shall be payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year or, if not a Business Day, the next succeeding Business Day (each, a "Dividend Payment Date"), commencing on _____________, 1997. The amount of dividends payable on Series A Preferred Stock for each full Dividend Period shall be computed by dividing by four (4) the annual dividend rate set forth in subparagraph (1) of this paragraph (C) above. Dividends payable in respect of the first Dividend Period and any subsequent Dividend Period which is less than a full Dividend Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the stock transfer records of the Corporation at the close of business on the Record Date for such dividend. Dividends in respect of any past Dividend Periods that are in arrears may be authorized and paid at any time to holders of record on the Record Date thereof. Any dividend payment made on shares of Series A Preferred Stock shall be first credited against the earliest accrued but unpaid dividend due which remains payable.

         3. No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

         4. Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the terms and provisions set forth in subparagraph (3) of this paragraph (C) hereof at any time prohibit the current payment of dividends, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable. Except as set forth in the next sentence, no dividends will be authorized or paid or set apart for payment on any stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend in shares of the Common Stock or in shares of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends authorized upon the Series A Preferred Stock and any other series of Preferred Stock





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ranking on a parity as to dividends with the Series A Preferred Stock shall be authorized pro rata so that the amount of dividends authorized per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

         5. Except as provided in subparagraph (4) of this paragraph (C), unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than in shares of Common Stock or other shares of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Stock, or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

         6. If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 856 of the Code) any portion the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the Portion of Capital Gains Amount that shall be allocable to holders of the Series A Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends.


D.       Liquidation Preference.

         1. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders a distribution in cash or property at its fair market value as determined by the Board of Directors of the Corporation in the amount of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights.





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         2.      In the event that, upon any such voluntary or involuntary
liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on each class or series of stock ranking on a parity with the Series A Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of the Series A Preferred Stock and all such other classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         3. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

         4. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

         5. Neither the consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation to another corporation or any other entity, shall be deemed to constitute a liquidation,

         6. In determining whether a distribution by dividend, redemption or other acquisition of shares of the Corporation or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

E.       Redemption by the Corporation.

         1. Right of Optional Redemption. The Series A Preferred Stock is not redeemable prior to ____________, 2002. However, in order to ensure that the Corporation remains a qualified REIT for Federal income tax purposes, the Series A Preferred Stock will be subject to the provisions of Article VII of the Charter, pursuant to which Series A Preferred Stock owned by a stockholder in excess of the Ownership Limit will automatically be converted into Excess Shares, and the Corporation will have the right to purchase Excess Shares from the holder. On and after ___________ , 2002, the Corporation, at its option upon not less than 30 nor more than 60 days written notice, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at the Redemption Price (except as provided in subparagraph (___) of this paragraph (E)), without interest. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.





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         2.      Limitations on Redemptions.

                 (a) The Redemption Price of the Series A Preferred Stock (other than any portion thereof consisting of accrued and unpaid dividends) may be paid solely from the sale of proceeds of the capital stock of the Corporation and not from any other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock) shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                 (b) Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of Excess Shares in order to ensure that the Corporation remains qualified as a REIT for Federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

         3. Immediately prior to any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock which is redeemed.

         4.      Procedure for Redemption.

                 (a) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

                 (b) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates representing the shares of Series A





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Preferred Stock are to be surrendered for payment of the Redemption Price; and
(v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

                 (c) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the Redemption Date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of the Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of the Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.

         5. The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

                 (a) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any shares redeemed shall have no claim to such interest or other earnings; and

                 (b) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two (2) years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

         6. No Series A Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

         7. The shares of Series A Preferred Stock are subject to the provisions of Article VII of the Charter, including without limitation, the provisions for redemption of Excess Shares. In addition to the redemption rights set forth in Section 7.4(f) of Article VII of the Charter, Excess Shares issued upon conversion of shares of Series A Preferred Stock pursuant to such
Article VII may be redeemed, in whole or in part, at any time when outstanding shares of Series A Preferred Stock are being redeemed, for cash at the Redemption Price, which were converted into such Excess Shares, through the date of such conversion, without interest. Such Excess Shares shall be redeemed in such proportion and in accordance with such procedures as shares of Series A Preferred Stock are being redeemed.

         8. Any shares of Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation.





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F.       Voting Rights.

         1. Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below.

         2. Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the holders of such shares of Series A Preferred Stock (voting together as a class with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past Dividend Periods and the dividend for the then current Dividend Period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment.

         3. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current Dividend Period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

         4. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Articles or these Articles Supplementary, whether by merger, consolidation or





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otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock and provided further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         5. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

E.       Conversion.

         The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except that the shares of Series A Preferred Stock may be converted into Excess Shares, in accordance with Article VII of the Charter.

         THIRD:   These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.





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         IN WITNESS WHEREOF, CAPSTONE CAPITAL CORPORATION has caused these presents to be signed in its name and on its behalf by its President, and its corporate seal to be hereunto affixed and attested by its Secretary, and the said officers of the Corporation further acknowledge these Articles Supplementary to be the corporate act of the Corporation and, state under penalties of perjury that to the best of their knowledge, information and belief the matters and facts therein set forth with respect to approval are true in all material respects.

                                                    CAPSTONE CAPITAL CORPORATION



                                       By:______________________________________
                                                  Its:__________________________

Attest:



By:_________________________________
         Its:_______________________





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